Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-266321) pertaining to the equity plan of WisdomTree, Inc. filed with the Securities and Exchange Commission on July 25, 2022 of our reports dated February 25, 2026, with respect to the consolidated financial statements of WisdomTree, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of WisdomTree, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

New York, New York

February 25, 2026